 Table of Contents

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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IRIS INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

__________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING
GENERAL
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
AUDIT AND CORPORATE GOVERNANCE COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
FIVE-YEAR STOCK PRICE PERFORMANCE COMPARISON
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

IRIS INTERNATIONAL, INC.
9172 Eton Avenue
Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 10, 2004

To the Stockholders of IRIS International, Inc.:

The 2004 Annual Meeting of Stockholders of IRIS International, Inc. (the "Company") will be held at the Hilton Hotel, located at 6360 Canoga Avenue, Woodland Hills, California, on Thursday, June 10, 2004 at 10:00 a.m. local time, for the following purposes:

  To elect six (6) Directors to hold office until the 2005 annual meeting or until their successors are elected and qualified;
  To ratify the selection of BDO Seidman, LLP as independent public accountants for the fiscal year ending December 31, 2004; and
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 5, 2004, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the Annual Meeting in person. However, you must be a stockholder of record at the close of business on May 5, 2004 to vote at the meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

Richard H. Williams Chairman of the Board

May 11, 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON JUNE 10, 2004. PLEASE RETURN YOUR PROXY IN TIME.

IRIS INTERNATIONAL, INC.
9172 Eton Avenue
Chatsworth, California 91311

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, June 10, 2004

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the "Proxy Statement") and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of IRIS International, Inc., a Delaware corporation ("IRIS" or the "Company"), for use at the 2004 Annual Meeting of Stockholders (the Annual Meeting) to be held at the Hilton Hotel, located at 6360 Canoga Avenue, Woodland Hills, California, on Thursday, June 10, 2003, at 10:00 a.m. local time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company's Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2003. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about May 20, 2004.

A proxy may be revoked by filing with the Inspector of Elections a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of directors and FOR the selection of BDO Seidman, LLP as independent auditors of the Company. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The cost of solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

Only holders of record of the Company's common stock at the close of business on May 5, 2004 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 14,815,342 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting. Stockholders may not cumulate votes in the election of directors.

If any other matters are properly presented for consideration at the annual meeting including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate any other matter would be raised at the annual meeting.

With respect to brokers who are members of the New York Stock Exchange, the New York Stock Exchange Rules ("NYSE Rules") generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. However, the NYSE Rules do not require specific instructions in order for a broker to vote on the election of the directors and on ratification of the selection of the Company's independent auditors. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that does require specific instructions, those shares will not be considered as present and entitled to vote with respect to that matter. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on any proposal and accordingly will reduce the number of affirmative votes necessary to approve the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company's Bylaws state that the Board of Directors shall consist of not less than one nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at six. There are currently six Board members. Each of the Directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2005 or until such Director's successor has been duly elected and qualified or until such Director has otherwise ceased to serve as a Director. To the Company's knowledge, each nominee is, and will be, available to serve. The nominees have supplied the following background information to the Company:

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding those individuals currently serving as the directors and executive officers of the Company:

Name	Age	Position with the Company
Richard H. Williams	67	Chairman of the Board
Steven M. Besbeck	56	Director
Thomas F. Kelley	71	Director
Michael D, Matte	45	Director
Richard G. Nadeau	68	Director
Cesar M. Garcia	51	Chief Executive Officer, President and Director
Martin G. Paravato	62	Chief Financial Officer and Corporate Secretary
Robert A. Mello	50	Corporate Vice President and President of StatSpin
Kenneth R. Castleman	62	President of Advanced Digital Imaging Research, LLC

The Board of Directors hold office for one (1) year each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no family relationships among the directors and executive officers of the Company. Each of the other directors have also been determined to be "independent," except for Mr. Cesar Garcia. The Board of Directors has appointed a standing audit committee currently consisting of Mr. Williams, Mr. Besbeck, Mr. Matte and Dr. Nadeau. The Board of Directors has determined that Mr. Besbeck and Mr. Matte are "audit committee financial experts" and are "independent," as defined in regulations issued by the Securities and Exchange Commission (the "SEC") pursuant to the Sarbanes-Oxley Act of 2002.

Board of Director Nominees

Richard H. Williams.  Richard H. Williams was appointed a Director in June 2003 and was elected Chairman of the Board in March 2004. Mr. Williams, an experienced businessman and entrepreneur, has served as a consultant to many emerging growth companies since 1980. In 1994, Mr. Williams became a director and helped structure, finance and take public InTime Systems International, a Nasdaq listed software company, selling human resource payroll products to Fortune 1000 companies. The company was sold to Aris Corporation in July 1998. In 1988, Mr. Williams purchased Restor Industries, a telecommunications service company, with a group of investors. Mr. Williams was appointed Chairman and Chief Executive Officer and, after several acquisitions, took Restor public. Previously, he was Chairman and Chief Executive Officer of several private companies, including an oil and gas exploration company and a telecommunications engineering service company in the U.S. and Taiwan. From 1970 to 1980, he was Vice President of a $100 million consumer product division of Pfizer Inc. Mr. Williams holds a B.S. in Business and Finance from New York University.

Steven M. Besbeck. Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets clinical information systems for laboratory, pharmacy and radiology departments in hospitals, clinics and other healthcare providers. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a provider of specialty clinical laboratory services from 1975 through 1983. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

Thomas F. Kelley, Ph.D. Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June of that year. Until February 1998, he was also a Vice President of the Company and the General Manager of StatSpin. Dr. Kelley was Chief Executive Officer of Imagepath Systems, Inc. an IVD imaging systems integrator from 1996 through 2001. From 1982 to the time of its acquisition by IRIS International, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research, among others. Dr. Kelley received his B.A. and M.A. in Biology from Boston University, and his Ph.D. in Biochemistry from Brown University.

Michael D. Matte. Michael D. Matte was appointed a director in January 2004. Mr. Matte has served as Cyberguard Corporation's Chief Financial Officer since 2001. From 1981 to 1992, he was employed by Price Waterhouse as a senior audit manager. From 1992 to 1998, he served as Chief Financial Officer for InTime Systems International, and from 1998 to 2001, he served as Chief Financial Officer for AmeriJet International. Mr. Matte is a Certified Public Accountant and holds a B.S. in Accounting from Florida State University.

 Richard G. Nadeau, Ph.D. Richard G. Nadeau was appointed a director in January 1999 when the Board was enlarged from four to five members. He is Founder and Chairman of Vistair Ventures, a company he founded in 1984 that funds small businesses during their seed phase primarily in the high technology fields. Concurrently, Dr. Nadeau held senior positions with various IVD equipment companies, including Chairman and Chief Executive Officer of Cytometrics, Inc., President and Chief Executive Officer of EM Diagnostic Systems, Inc., Senior Vice President and Chief Technical Officer of Technicon Instrument Corporation, President of the Diagnostics Division (North America) of Technicon Instrument Corporation, President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co Cytometrics, Inc. was liquidated under Chapter 7 of the U.S. Bankruptcy Code in 2001. He rrently serves on the Board of Directors for the Advanced Medical Technology Association. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards and former Board Member of the European Committee for Clinical Laboratory Standards. Dr. Nadeau is a Fellow in the National Academy of Clinical Biochemistry. He earned his B.S. in pre-Med and M.S. in Biochemistry at the University of New Hampshire and his Ph.D. in Biochemistry at West Virginia University.

Cesar M. Garcia. Caesar M. Garcia joined the company in January 2002 as Executive Vice President and was appointed President in June 2003 and Chief Executive Officer and a director in November 2003. Mr. Garcia has nearly 30 years of experience in medical device manufacturing. Prior to joining IRIS, Mr. Garcia was Sr. Vice President, Operations and Program Management for Cytometrics Inc., an early stage manufacturer of non-invasive, photonics-based medical devices. From 1994 to 1998, he was Vice President of Operations and Engineering at Datascope Corp., which manufactures medical devices for interventional cardiology, anesthesiology and critical care monitoring. From 1974 to 1994, Mr. García worked with Bayer assuming positions of increased responsibility including General Manager of Technicon Electronics Corp., a subsidiary of Bayer USA and Director of Worldwide Hematology Manufacturing and Cellular Diagnostics Research and Development. Mr. García e arned his B.S. in Industrial Engineering (Cum Laude) at the University of Puerto Rico and received an Advanced Management Certificate from Pace University.

The Board of Directors and the Compensation and Nominating Committee recommend a vote for all the foregoing named nominees.

Executive Officers

 Martin G. Paravato. Martin G. Paravato joined IRIS in January 2004 and is Chief Financial Officer and Corporate Secretary. Mr. Paravato has 29 years of experience in public accounting. From 1980 to 1996, he was a partner at BDO Seidman, LLP, an international accounting firm, where he specialized in servicing publicly held companies. From 2000 to 2003, Mr. Paravato was Chief Financial Officer of TDK Mediactive, a video game publisher. From 1996 to 2000, Mr. Paravato also held senior financial positions with a publicly traded quick service food restaurant chain, an international courier package delivery company and a privately held telecommunications company. Mr. Paravato holds a B.S. in Accounting from California State University, Northridge and is a Certified Public Accountant and a member of the American Institute and California Societies of CPAs.

Robert A. Mello. Robert A. Mello joined IRIS in April 2000 and is Corporate Vice President and President of the StatSpin division. Mr. Mello has 27 years of experience in medical device manufacturing, service, marketing and engineering. From 1988 to April 2000, he was an executive with bioMerieux, which designs, manufactures and markets medical instruments and consumables for immunodiagnostic and microbiology laboratories worldwide. Most recently, Mr. Mello was bioMerieux's Vice President of Operations at their facility in the Boston area. Before that, he was Vice President of Disposables Manufacturing at bioMerieux's clinical microbiology facility. Prior to joining bioMerieux, he held senior management positions with Medical & Scientific Designs and Ortho Diagnostics Inc., a division of Johnson & Johnson. Mr. Mello holds degrees in both Electrical Engineering and Business Management and has global experience in the IVD market.

Kenneth R. Castleman. Kenneth R. Castleman founded Perceptive Systems, Inc. (PSI), the predecessor company to ADIR and currently serves as President of ADIR. PSI developed imaging instruments for cytogenetics, introducing many innovations into the field. When the Company acquired PSI in 1996, Dr. Castleman headed this newly created division, and in March 2000, he continued to head the research and development division of PSI, named Advanced Digital Imaging Systems, LLC, following the sale by the Company of substantially all of the other assets of PSI. From 1970 to 1985 he was a Senior Scientist at NASA's Jet Propulsion Laboratory, where he developed digital imaging techniques for a variety of medical applications. During that period he was also a Lecturer at Caltech, and a Research Fellow at USC and at UCLA. He currently serves on advisory boards at the National Institutes of Health, The University of Texas, Carnegie-Mellon University, and the FBI. Dr. Castleman holds Bachelors, Masters, and Ph.D. degrees in electrical engineering from the University of Texas at Austin and is a member of the National Space Association's Space Technology Hall of Fame.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the common stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 2003, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except for Dr. Castleman who was late in reporting a stock option grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of May 5, 2004 by (i) persons known to the Company beneficially to own more than 5% of the outstanding common stock, (ii) directors of the Company, (iii) the executive officers named below in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2) (3)	Percent of Class (3) (4)

Richard H. Williams	122,876	*
Steven M. Besbeck	142,288	*
Thomas F. Kelley	211,556	1.41%
Richard G. Nadeau	141,754	*
Cesar M. Garcia	101,667	*
Michael D. Matte	14,674	*
Martin G. Paravato	28,000	*
Robert A. Mello	106,868	*
Kenneth R. Castleman	60,100	*
Thermo Amex Convertible Growth Fund I, L.P. (5)	1,435,000	9.69%
The Pinnacle Fund, L.P. (6)	1,493,000	9.99%
Digital Imaging Technologies, Inc. (7)	853,040	5.44%
Directors and Executive Officers as a Group (9 persons)	929,783	5.99%

________________

* Less than 1%.

  Unless otherwise indicated, the mailing address of each person is c/o the Company, 9172 Eton Avenue, Chatsworth, California 91311.

  Includes warrants and options exercisable on or within 60 days of May 5, 2004 held by directors, executive officers and former executive officers as follows: Mr. Williams (26,000); Mr. Besbeck (133,000 shares), Dr. Kelley (160,000 shares), Dr. Nadeau (125,000 shares), Mr. Garcia (86,667 shares), Mr. Paravato (20,000 shares), Mr. Mello (98,500 shares) and Dr. Castleman (59,000 shares).

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the common stock. Shares of common stock issuable upon exercise of warrants and options exercisable on or within 60 days of May 5, 2004 are deemed outstanding for purposes of computing the number and percentage of shares owned by the person holding such warrants or options but are not deemed outstanding for computing the percentage held by any other person.

  Based on 14,815,342 shares of stock outstanding as of May 5, 2004.

  The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997, the subsequent conversion of the preferred shares described in the Schedule 13D and the expiration of the warrant described in the Schedule 13D.

  The mailing address for The Pinnacle Fund, L.P. is Suite 240, 4965 Preston Park Blvd., Plano, Texas 75093. The number of shares beneficially owned by The Pinnacle Fund, L.P. includes 123,000 shares issuable upon the exercise of an outstanding warrant granted to The Pinnacle Fund, LP in the private placement transaction on April 22, 2004. We have only included a portion of the 150,000 shares covered by the warrant because, pursuant to the terms of the warrant, the maximum number of shares that may be acquired by The Pinnacle Fund, LP upon any exercise of the warrant is limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by The Pinnacle Fund, LP and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with The Pinnacle Fund, LP for purposes of Section 13D of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). Based on 14,815,342 shares of common stock outstanding as of May 5, 2004, the maximum number of shares issuable to The Pinnacle Fund, LP under the warrant are 123,000 shares.

  Consists entirely of a warrant to purchase 853,040 shares of common stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation of each person who served as the Company's Chief Executive Officer during fiscal year 2003 and its other most highly compensated individuals serving as executive officers at December 31, 2003, whose total annual salary and bonus exceeded $100,000 for the fiscal year (the "Named Officers").

                                                                                                   Long-Term
                                                      Annual Compensation                        Compensation
                                           _____________________________________________         ____________
                                                                            Other Annual      Number of Shares     All Other
Name and Principal Positions               Year (1)   Salary    Bonus     Compensation(2)     Underlying Options  Compensation(3)
__________________________________________ _______ __________ __________ ________________    __________________ _________________

John A. O'Malley
Former Chairman of the Board,                2002  $ 250,300  $ 175,000     15,616(4)             50,000        $ 2,150(8)
President And Chief Executive Officer (13)   2001    250,300    100,000     14,491(4)             50,000          1,844(8)

Kshitij Mohan                                2003    272,800     50,000     18,685(5)            160,000          3,551(7)
Former President and Chief Executive
Officer (14)

Cesar M. Garcia                              2003    246,492    100,000     18,685(6)            165,000          5,005(9)
President and Chief Executive Officer (15)    2002    220,300    100,000         0               120,000          1,320(9)

John Y. Caloz                                2003    210,997          0          0                               5,345(10)
Former Corporate Vice President, Chief       2002    179,800     50,000          0                20,000         3,128(10)
Financial  Officer and Secretary (16)

Robert A. Mello                              2003    191,039     30,000                           40,000         4,049(11)
Corporate Vice President                     2002    161,570     35,000     10,000(5)             25,000         2,810(11)
   And President of StatSpin, Inc.           2001    144,367     30,000     10,000(5)             26,000         2,564(11)

Kenneth R. Castleman                         2003    185,648          0          0                 5,000         3,674(12)
President of Advanced Digital Imaging        2002    189,810          0          0                10,000         2,729(12)
   Research, LLC                             2001    189,172          0          0                11,000         2,564(12)

_______________________

  Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.
  Other Annual Compensation consists of (a) the dollar value of the difference between the price paid for common stock purchased under the Company's Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase ("ESPP benefits") and (b) automobile allowances. It does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of any named executive officer's salary and bonus for the applicable years.
  All Other Compensation consists of (a) premiums paid for term life insurance for the benefit of executive officers ("life insurance premiums") and (b) matching contributions to the Company's 401(k) plan for the benefit of executive officers ("401(k) matching contributions").
  Consists entirely of automobile allowances.
  Consists entirely of ESPP benefits.
  Consists entirely of a housing allowance.
  Consists entirely of life insurance premiums.
  Consists of $150 and $144 for life insurance premiums and $2,000 and $1,700 in 401(k) matching contributions for 2002 and 2001.
  Consists of $3,005 and $1,320 of life insurance premiums plus $2,000 and $0 in 2003 and 2002.
  Consists of $3,345 and $1,128 for life insurance premiums plus $2,000 and $2,000 in 401(k) matching contributions for 2003 and 2002.
  Consists of $2,049, $900 and $864 for life insurance premiums plus $2,000, $1,910 and $1,700 in 401(k) matching contributions for 2003, 2002 and 2001.
  Consists of $1,818, $831 and $864 for life insurance premiums plus $1,856, $1,898 and $1,700 in 401(k) matching contributions for 2003, 2002 and 2001.
  John O'Malley resigned as President and Chief Executive Officer on January 6, 2003.
  Dr. Kshitij Mohan was appointed President and Chief Executive Officer on January 6, 2003, and resigned as President and Chief Executive Officer on November 11, 2003.
  Cesar Garcia was appointed President and Chief Operating Officer on June 12, 2003 and Chief Executive Officer on November 17, 2003, prior to June 12, 2003, Mr. Garcia was an Executive Vice President.
  Mr. Caloz resigned as Corporate Vice President, Chief Financial Officer and Secretary on November 26, 2003.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding stock option grants during fiscal year 2003 to the Named Officers. No stock appreciation rights were granted during the year.

                                                 Individual Grants                              (1)
                        ________________________________________________________________________     Potential Realizable Value at
                                                  % of Total                                            Assumed Annual Percentage
                                               Options Granted                                    Rates of Stock Price Appreciation
                            Number of Shares     to Employees                                              Per Option Term (2)
  Name                      Underlying Options  in Fiscal Year   Exercise Price  Expiration Date              5%          10%
____________________________________________________________________________________________________________________________________

  Kshitij Mohan              320,000 (3)            36.5%            $2.50          1/9/08                $617,790   $1,457,593

  Cesar M. Garcia            150,000 (4)            17.1%            4.34          11/17/08                409,410    1,037,526

  Cesar M. Garcia             15,000 (4)             1.7%            3.68           7/21/08                 34,715       87,975

  Robert A. Mello                40,000              4.6%            5.71          12/15/08                143,640      364,011

  Kenneth R. Castleman            5,000              0.6%            5.71          12/15/08                 17,955       45,501
___________
  These incentive stock options vest annually in equal installments during the three years following the date of grant, unless described otherwise herein.
  Based on the assumption that the market price of the underlying shares of common stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the common stock.
  Non qualified stock options to purchase 50,000 shares vest immediately upon grant and non qualified stock options to purchase 270,000 shares vest annually in equal installments during the three years following the date of grant. As part of a severance agreement signed on November 17, 2003, the initial vested stock options to purchase 50,000 share was extended to January 6, 2008, and stock options to purchase 90,000 shares vested immediately and the remaining options to purchase 110,000 shares expired.
  Non qualified stock options to purchase 15,000 shares vest immediately and non qualified stock options to purchase 150,000 shares vest annually in equal installments during the three years following the date of grant.

Aggregated Option Exercises in Last Year and Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during 2003 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 2003 or held any such rights at December 31, 2003.

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End (1) Exercisable/Unexercisable

Kshitij Mohan	0	0	160,000 / 0	$568,000 / $0
Cesar M. Garcia	0	0	68,333 / 201,667	$165,594 / $488,706
Robert A. Mello	0	0	83,583 / 57,417	$255,952 / $175,823
Kenneth R. Castleman	0	0	52,833 / 11,167	$212,118 / $44,832

_______________________
  Based on the difference between the market price of a share of common stock on December 31, 2003 of $6.05 per share and the exercise price of the options.

Compensation of Directors

In 2003, the Company adhered to its existing policy of paying an annual cash retainer to non-employee directors of $30,000 per year for normal, routine services as a Board member. Through June 1, 2003, additional board related activity was compensated on an activity basis. Subsequent to June 1, 2003, the Company's policy was changed to allow for no additional fees. During 2003, Mr. Williams was paid $23,500, Mr. Besbeck was paid $31,000, Dr. Kelley was paid $31,500 and Dr. Nadeau was paid $41,750, for their services as directors during that year. The Company awarded each of the non-employee directors' stock options to purchase 10,000 shares of common stock in 2003. Mr. Williams also received a $15,000 benefit from participation in the Company's Employee Stock Purchase Plan. All Directors were reimbursed for any expenses incurred by them related to attendance at meetings of the Board, or committees of the Board or our Annual Stockholders Meeting.

Employment Contracts, Termination of Employment and Change in Control Agreements

The Company has entered into an employment agreement dated November 17, 2003, with Cesar Garcia, the Company's President and Chief Executive Officer. Pursuant to his employment agreement, Mr. Garcia receives a salary, commencing on November 17, 2003, at the rate of $250,000 per year. Upon execution of the employment agreement, Mr. Garcia was granted a stock option to purchase 150,000 shares of the Company's Common Stock at an exercise price based on the then fair market value. The agreement provides for four (4) weeks vacation and the use of a Company automobile. The agreement also provides for 18 months' severance if Mr. Garcia is terminated without cause.

The Company has entered into an employment agreement with Martin G. Paravato, the Company's Chief Financial Officer and Corporate Secretary, dated January 1, 2004. Pursuant to his employment agreement, Mr. Paravato receives a salary at the rate of $200,000 per year. Upon execution of the employment agreement, Mr. Paravato was granted stock options to purchase 70,000 shares of the Company's Common Stock at an exercise price based on the then fair market value. The agreement provides for four (4) weeks vacation. The agreement also provides for 12 months' severance if Mr. Paravato is terminated without cause.

Compensation and Nominating Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans. During the year ending December 31, 2003, the Compensation and Nominating Committee consisted of Dr. Richard G. Nadeau (Chairman), Mr. Steven M. Besbeck, Dr. Thomas Kelley and Richard H. Williams. Other than Dr. Thomas Kelley, who was the Vice President of the Company and the General Manager of StatSpin until February 1998, none of these members have ever been officers or employees of our Company. All of the members of the Compensation and Nominating Committee are independent directors pursuant to the Nasdaq rules. During the 2003 fiscal year, no executive officer of the Company served as a member of the Board of Directors or Compensation and Nominating Committee of any entity which has one or more executive officers serving as a member of the Company Board of Directors or Compensation and Nominating Committee.

Compensation Philosophy

The Compensation and Nominating Committee believes that the Company's future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation and Nominating Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Employee Stock Purchase Plan.

The Compensation and Nominating Committee also considers the compensation levels of executive officers at other publicly traded and private companies. The Compensation and Nominating Committee has collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements and compensation reports and surveys published or prepared by respected consulting firms. Using this information, the Compensation and Nominating Committee generally establishes base compensation levels (including stock options) comparable to the median compensation levels of their counterparts at comparable companies.

Compensation Elements

The Company's compensation package for executive officers consists of a base salary, performance-based cash bonuses and stock options. The executive officers are also eligible to participate in most of the Company's employee benefit plans.

Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

Management Incentive Bonus Plan. The Company has a Management Incentive Bonus Plan (MIBP) to reward participants with cash bonuses for their contributions to the achievement of Company-wide performance goals. Most officers of the Company and certain other key employees selected by the Compensation and Nominating Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards are generally made only to MIBP participants when their division of the Company, or the Company as a whole, exceeds planned operating income goals. However, certain Executive Officers are occasionally awarded bonuses based on attaining personal objectives set by the Compensation and Nominating Committee and/or the Chief Executive Officer.

Stock Option Plans. The Company uses stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation and Nominating Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Beginning in 2002, stock options generally have a four-year vesting schedule and expire five years from the date of grant. The exercise price is generally 100% of the market value of a share of Common Stock at the time of the grant.

The Compensation and Nominating Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

Employee Stock Purchase Program. The Company maintains a stock purchase plan that permits all employees to purchase shares of Common Stock at a discount of 50% from the then current market price. Employees may invest up to 15% of their total compensation and must hold the shares for two years. If the employee resigns from the Company or is terminated for cause during the holding period, the Company may repurchase the shares at the employee's original purchase price. The Company's right to repurchase the shares automatically terminates under certain circumstances such as a sale of the Company.

Compensation of Chief Executive Officer

The Company's compensation of the current Chief Executive Officer has been determined by a negotiated arms' length agreement between the Company and the Chief Executive Officer largely based on market factors. The Compensation and Nominating Committee also awarded Mr. Garcia, the current Chief Executive Officer, a $100,000 cash bonus for 2003 and Dr. O'Malley, a former Chief Executive Officer, a $175,000 cash bonus for 2002, each based on (1) continuing improvement of the market value of the Company, (2) initiatives taken to direct the Company and (3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value). In addition, Mr. Mohan, a former Chief Executive Officer, was awarded a cash bonus of $50,000 under the terms of his employment contract. See "Executive Compensation-Compensation Philosophy" and "Executive Compensation-Compensation Elements."

Compensation of Other Executive Officers

The Compensation and Nominating Committee considered various factors to determine any additional compensation for other Executive Officers. These factors include (1) the continuing improvement of the market value of the Company, (2) evaluations and recommendations of the Chief Executive Officer, (3) initiatives taken over and above the regular duties of the other Executive Officers, and (4) the achievement of extraordinary accomplishments (which may or may not affect operating earnings or stock value).

Based on these factors, Mr. Mello was awarded a cash bonus of $30,000 for 2003 under the MIBP. See "Executive Compensation-Summary Compensation Table."

Nominating Procedures and Criteria

Among its functions, the Compensation and Nominating Committee considers and approves nominees for election to the Board of Directors. In addition to the candidates proposed by the Board of Directors or identified by the Committee, the Committee considers candidates for Director suggested by Stockholders. Stockholder nominations that meet the criteria outlined below will receive the same consideration that the Committee's nominees receive. The Committee did not receive any Stockholder nominations for the Annual Meeting prior to the date this Proxy Statement was printed.

Essential criteria for all candidates by the Compensation and Nominating Committee include the following: integrity and ethical behavior, maturity, management experience and expertise, independence and diversity of thought and broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Committee evaluates additional criteria, including the following: financial or accounting expertise, industry expertise, accomplishment in designing, marketing, manufacturing and distribution of medical business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board of Directors, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

The Board of Director's nominees for the meeting have been recommended by the Compensation and Nominating Committee, as well as the full Board of Directors.

COMPENSATION AND NOMINATING COMMITTEE Dr. Richard G. Nadeau (Chairman) Richard H. Williams Dr. Thomas F. Kelley Mr. Steven M. Besbeck

AUDIT AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit and Corporate Governance Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. During the year ending December 31, 2003, the Audit and Corporate Governance Committee consisted of Mr. Steven M. Besbeck (Chairman), Dr. Thomas F. Kelley, Dr. Richard G. Nadeau and Richard H. Williams.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

The Committee also discussed with the independent auditors other matters required under Statement of Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee has also considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

The Committee discussed with the independent auditors the overall scope and plans for their audit.

In reliance on the reviews and discussions to which reference is made above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors.

AUDIT AND CORPORATE GOVERNANCE COMMITTEE Mr. Steven M. Besbeck (Chairman) Dr. Thomas F. Kelley Dr. Richard G. Nadeau Mr. Richard H. Williams

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth fees for services paid to our independent certified public accountants:

                                                               2003                  2002
                                                            _________             _________
        Audit Fees(1)                                         119,764               110,749
        Audit-related fees(2)                                  19,678                     -
        Tax fees(3)                                            51,575                76,335
        All other fees(4)                                           -                     -
                  Total                                     $ 191,017             $ 187,084
                                                           ==========             ==========
  Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.
  During 2003, we incurred fees for assurance services in connection with the audit of our 401 Plan and audit related services in connection with the filing our Form S-3.
  Represents fees in connection with preparation of our federal and state tax returns.
  During 2003 and 2002, we did not incur any other fees related to other services provided.

The Audit and Corporate Governance Committee administers the Company's engagement of BDO Seidman, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit and Corporate Governance Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditor to perform the services.

Our Audit and Corporate Governance Committee has determined that the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman's independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

Generally, the Audit and Corporate Governance Committee approves in advance audit and non-audit services to be provided by BDO Seidman. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Audit and Corporate Governance Committee has delegated pre-approval authority to the Chairman of the Audit and Corporate Governance Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit and Corporate Governance Committee, provided that the Chairman report such approvals to the Audit and Corporate Governance Committee at the next regularly scheduled meeting of the Audit and Corporate Governance Committee.

FIVE-YEAR STOCK PRICE PERFORMANCE COMPARISON

The following graph and table compare the cumulative total return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor's 500 Index (S&P 500), the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks Index and the Standard & Poor's Health Care Equipment Index for the five years ending December 31, 2003, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1998. Amounts below have been rounded to the nearest dollar

	1998	1999	2000	2001	2002	2003
IRIS	100	100	162	292	284	745
S&P 500 Index	100	121	110	96	76	97
NASDAQ Medical Devices Products Index	100	110	121	147	119	175
S&P HealthCare Equipment Index	100	92	135	128	112	148

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2001, the Board of Directors authorized a five-year loan to Dr. O'Malley, the Company's former Chief Executive Officer, of up to $125,000 to assist with tax liabilities arising from participation in the Company's Key Employee Stock Purchase Plan. The loan has an annual interest rate of 5 percent and is secured by 120,000 shares of the Company's Common Stock. In June 2003, the loan, including accrued interest, was paid in full.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon a recommendation of its Audit and Corporate Governance Committee, has appointed BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending December 31, 2004, subject to ratification of the stockholders at the meeting. BDO Seidman, LLP has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of BDO Seidman, LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Vote Required; Recommendation of the Board of Directors

Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions will be included in the number of votes cast on the proposal, and accordingly will have the effect of a "no" vote. Broker non-votes will not be included in the number of votes cast on the proposal and accordingly will have the effect of reducing the number of affirmative votes necessary for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION.

OTHER PROPOSALS

The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

SEC rules provide that a stockholder wishing to include a proposal in the proxy statement for the Company's 2005 annual meeting must submit the proposal so that it is received by the Company at its principal executive office, attention Corporate Secretary, at 9172 Eton Avenue, Chatsworth, California, 91311-5874, no later than January 11, 2005.

Stockholders who wish the Compensation and Nominating Committee to consider a candidate for nomination as a director at the 2005 annual meeting must submit advance notice of the nomination to the committee a reasonable time prior to the mailing date of the proxy statement for the 2005 annual meeting.

A stockholder's notice of a proposed nomination for director to be made at an annual meeting must include the following information:

•  the name and address of the stockholder proposing to make the nomination and of the person or persons to be nominated;

•  a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person or persons nominated in the notice;

•  a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee;

•  any other information concerning the proposed nominee(s) that the Company would be required to include in the proxy statement if the Board of Directors made the nomination; and

•  the consent of the nominee(s) to serve as director if elected.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the Chair of our Audit and Corporate Governance Committee or Compensation and Nominating Committee, or with our independent Directors as a group, by writing to any such person or group c/o of the Corporate Secretary at 9172 Eton Avenue, Chatsworth, California 91311-5874.

Communications are distributed to the Board of Directors, or to any individual Director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent Director upon request.

ANNUAL REPORT

The Company's Annual Report to Stockholders includes a copy of the Form 10-K (without exhibits) for the fiscal year ended December 31, 2003. The Annual Report to Stockholders and Form 10-K are not intended to be a part of this Proxy Statement or a solicitation of proxies.

NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings "Compensation and Nominating Committee Report on Executive Compensation" or "Five Year Stock Price Performance Comparison" unless those headings are specifically referenced by name in the registration statement or report.

By Order of the Board of Directors
Richard H. Williams Chairman of the Board

Chatsworth, California
May 11, 2004

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS AT 10:00 AM ON JUNE 10, 2004.
PLEASE RETURN YOUR PROXY IN TIME.

DETACH HERE

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF IRIS INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, JUNE 10, 2004

The undersigned stockholder of IRIS International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 5, 2004, and hereby appoints Mr. Cesar Garcia and Mr. Martin Paravato, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IRIS International, Inc. to be held on June 10, 2004 at 10:00 a.m., local time, at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California and at any adjournment or adjournments thereof, and to vote all shares of capital stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[BACK OF PROXY]

DETACH HERE

☒ Please mark
  votes as in
  this example

1.  TO ELECT SIX (6) DIRECTORS.

Nominees:	RICHARD H. WILLIAMS, STEVEN M. BESBECK, THOMAS F. KELLEY MICHAEL D. MATTE, RICHARD G. NADEAU, PH.D. AND CESAR GARCIA

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	FOR ALL EXCEPT ☐ (See Instructions Below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write their name in the space provided above.)

2.  PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The board of directors recommends that you vote "FOR" the election of each of the nominees in Proposal No. 1 and "FOR" the ratification of BDO Seidman, LLP as the company's independent public accountants. All proposals to be acted upon are proposals of the Company. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the board of directors, this proxy shall be voted by the proxy holders in accordance with the recommendations of a majority of the board of directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     ☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING     ☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:________________________  Date:_____________________  Signature:____________________________  Date:______________________

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2004, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.